Exhibit 99.1

PRESS RELEASE

Lake Shore Bancorp, Inc. Announces Second Quarter 2006 Earnings

Dunkirk, NY – July 31, 2006 –

Lake Shore Bancorp, Inc. ( the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), reported net income of $546,000 for the quarter ended June 30, 2006 compared to net income of $555,000 for the quarter ended June 30, 2005. Earnings per share for the quarter ended June 30, 2006 was $0.09.

Net interest income increased $155,000, or 6.5%, to $2.6 million for the quarter ended June 30, 2006 from $2.4 million for the same period last year. Net interest spread and the net interest margin were 2.59% and 3.06%, respectively, for the quarter ended June 30, 2006 compared to 2.97% and 3.11% for the quarter ended June 30, 2005. The increase in net interest income can be attributed to an increase in interest-bearing assets for the quarter ended June 30, 2006 due to the completion of the Company’s stock offering on April 3, 2006, which increased cash and cash equivalents, as well as available for sale investment securities. The increase in interest income was offset by increased interest expense due to higher yields on borrowings and on interest paid on deposit accounts.

Non-interest income was $438,000 for the quarter ended June 30, 2006 compared to $476,000 for the same period in 2005. The decrease was mainly due to the termination of a deferred compensation plan in November 2005. The remaining decrease in non-interest income is related to decreased service charge income.

Non-interest expense was $2.2 million for the quarter ended June 30, 2006 compared to $2.0 million for the same period in 2005. Salaries and employee benefits increased by $56,000, or 5.2%, to $1.1 million principally due to additional personnel hired for the Bank’s new branch in Hamburg, New York which opened during December 2005. Professional service expenditures increased by $110,000, or 85.9%, to $238,000. Included in these additional expenditures are increased expenses for auditing, legal and other services related to being a public company and the outsourcing of a back-office operation. The outsourcing initiative is expected to enhance the Bank’s level of service and efficiency.

Net income for the six month period ended June 30, 2006 was $863,000 compared to $1.1 million for the six month period ended June 30, 2005.

Net interest income increased $95,000, or 2.0%, to $4.9 million for the six months ended June 30, 2006 from $4.8 million for the same period last year. Net interest spread and the net interest margin were 2.65% and 3.00%, respectively, for the six months ended June 30, 2006 compared to 2.99% and 3.13% for the six months ended June 30, 2005.

Non-interest income was $831,000 for the six months ended June 30, 2006 compared to $887,000 for the same period in 2005.

Non-interest expense was $4.4 million for the six months ended June 30, 2006 compared to $4.1 million for the same period in 2005. Salaries and employee benefits increased by $142,000, or 6.4% due to the opening of the Hamburg, New York branch and due to annual increases in salary and benefit costs. Professional service expenditures increased by $177,000, or 72.0%, to $423,000 mainly due to the outsourcing of our back-office check processing operations and additional expenses associated with being a public company.

Total assets were $351.0 million at June 30, 2006 compared to $333.7 million at December 31, 2005. Total equity was $53.0 million at June 30, 2006 compared to $28.0 million at December 31, 2005. On April 3, 2006, the Company raised net proceeds of approximately $27.7 million from its initial public offering of 2,975,625 shares of common stock to eligible depositors. The growth in total assets was primarily due to receipt of proceeds from the stock subscription and is reflected in total cash and cash equivalents. The increase in equity from $28.0 million at December 31, 2005 to $53.0 million at June 30, 2006 was primarily due to the initial public offering.

“We are pleased with the results for the quarter ended June 30, 2006, stated David C. Mancuso, President and Chief Executive Officer. “While pressure on margins as a result of increasing deposit costs has affected our earnings, we continued to manage our costs and improve the efficiencies of the bank. Our goal is to increase lending in the market place to increase the yields earned on our loan portfolio. We anticipate that non-interest income will improve as a result of a new fee structure implemented at the end of the second quarter. The addition of the Hamburg office has increased our operational expenses. However, we anticipate that continued growth in deposit and loans by this office will offset the operational expenses.”

Lake Shore Bancorp is the parent company of Lake Shore Savings Bank, a community-oriented financial institution operating eight full-service branch locations in western New York offering a broad array of retail and commercial lending and deposit services. Traded on the NASDAQ Global Market as LSBK, Lake Shore Bancorp can also be found on the web at www.lakeshoresavings.com.

. This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

Lake Shore Bancorp

Selected Financial Information

SELECTED FINANCIAL CONDITION DATA

	June 30, 2006	December 31, 2005
	(Unaudited)
	(Dollars In Thousands)
Total assets	$350,956	$333,724
Cash and cash equivalents	24,972	12,053
Securities available for sale	99,847	94,082
Loans receivable, net	205,255	206,160
Deposits	244,553	250,890
Short-term borrowings	8,305	11,205
Long-term debt	38,020	37,480
Equity	53,028	27,995

STATEMENTS OF INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
	(In Thousands)		(In Thousands)
Total Interest Income	$4,509	$3,939	$8,778	$7,791
Total Interest Expense	1,960	1,544	3,881	2,989

Net Interest Income	2,549	2,395	4,897	4,802

Provision for Loan Losses	11	—	11	20

Net interest income after provision for loan losses	2,538	2,395	4,886	4,782
Noninterest income	438	476	831	887
Noninterest expense	2,163	1,996	4,437	4,080

Income before income taxes	813	875	1,280	1,589
Income tax	267	320	417	513

Net income	$546	$555	$863	$1,076

Basic earnings per common share since conversion	$0.09	$—	$—	$—

SELECTED FINANCIAL RATIOS:

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Return on average assets	0.61%	0.67%	0.49%	0.66%
Return on average equity	5.18%	8.40%	4.80%	7.78%
Average interest-earning assets to average interest-bearing liabilities	119.91%	107.16%	114.67%	107.20%
Interest rate spread	2.59%	2.97%	2.65%	2.99%
Net interest margin	3.06%	3.11%	3.00%	3.13%